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          NEW FRONTIER MEDIA'S LARGEST SHAREHOLDER ISSUES FINAL DEMAND
                      FOR SPECIAL MEETING OF SHAREHOLDERS


Failure by Management of New Frontier Media to Respond and Attempts to Delay and
     Deny Shareholders the Right to Vote on New Directors are Unacceptable

BOULDER, CO, May 23, 2002 - Edward Bonn, the largest shareholder of New Frontier Media (Nasdaq: NOOF), announced today that he has submitted a third and final demand to New Frontier Media to permit the shareholders to consider and vote on the slate of directors being proposed by Mr. Bonn. The full text of the letter will be filed with the Securities and Exchange Commission in an amendment to Mr. Bonn's Schedule 13D with respect to his investment in New Frontier.

Mr. Bonn's letter states, in part, as follows:

                   "Fifty days has now elapsed since the initial demand and the Company has taken no action to honor or comply with its legal obligation to promptly call and hold the special meeting. Instead, on April 29, 2002, the Company issued a press release stating that the annual shareholders' meeting would be held earlier to "accommodate" my request for a special shareholders' meeting and that the motions I have demanded be presented at a special shareholders' meeting would be considered at the annual meeting "to the extent appropriate." As you know, issuing a press release scheduling an annual shareholders' meeting (which pursuant to the bylaws can be continued at the whim of the Company) simply does not satisfy the requirements of Colorado law or fairness in permitting shareholders to promptly and fully exercise their right to vote without delay or interference from the Company."

                  Mr. Bonn's letter continues, in part, "So there is no misunderstanding, however, I demand that the Company immediately call a special meeting of shareholders on July 5, 2002 for the purpose of electing directors of the Company (note that Section 2.1 of the Bylaws requires that such election occur on June 1 of each year or "as soon thereafter as may be convenient")."

Mr. Bonn advised New Frontier that the special meeting of shareholders should be called on July 5, 2002 to ensure that the agenda will include the election of

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directors. Mr. Bonn will propose 7 new directors for New Frontier, including the
5 previously announced nominees. Mr. Bonn also advised New Frontier that if the requisite notice is not forthcoming, he will pursue all necessary legal action to protect the rights of all shareholders to vote on such fundamental issues as the directors of New Frontier. Regarding his letter to New Frontier, Mr. Bonn stated "The delay on the part of management in responding to my demands for a special meeting is not permitted under Colorado law and is simply unacceptable. No one should confuse the patience I have demonstrated on this issue to date with a lack of determination to see this process through to completion."

Mr. Bonn beneficially owns approximately 19% of the outstanding shares of New Frontier, most of which were acquired in 1999 in connection with New Frontier's acquisition of its Internet operations. Mr. Bonn is currently a director of New Frontier Media.

Acclaim Financial Group LLC is serving as strategic advisor to Mr. Bonn and Brobeck, Phleger & Harrison LLP is serving as his legal counsel.


MR. BONN HAS FILED A PRELIMINARY PROXY STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION RELATING TO THE SOLICITATION OF PROXIES FROM THE SHAREHOLDERS OF NEW FRONTIER MEDIA FOR USE AT A SPECIAL MEETING OF NEW FRONTIER MEDIA SHAREHOLDERS. MR. BONN STRONGLY ADVISES ALL NEW FRONTIER MEDIA SHAREHOLDERS TO READ THE DEFINITIVE PROXY STATEMENT WHEN IT IS AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. THE PRELIMINARY PROXY STATEMENT IS AVAILABLE AT NO CHARGE ON THE SEC'S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN MR. BONN'S PROXY SOLICITATION IS CONTAINED IN THE PRELIMINARY PROXY STATEMENT, EXCEPT THAT EACH OF THE DIRECTOR-NOMINEES (OTHER THAN MR. BONN) PREVIOUSLY NAMED BY MR. BONN, AS LISTED IN THE PRESS RELEASE ISSUED BY MR. BONN ON MAY 16, 2002 AND FILED AS AN EXHIBIT TO AMENDMENT NO. 4 TO MR. BONN'S SCHEDULE 13D (FILED WITH THE SEC ON MAY 20, 2002) MAY BE DEEMED TO BE PARTICIPANTS IN MR. BONN'S SOLICITATION AND HAVE NO INTEREST (OTHER THAN MR. PEARY WHO HOLDS 1,000 SHARES OF NEW FRONTIER MEDIA COMMON STOCK) IN NEW FRONTIER MEDIA.

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